UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 9, 2009
DRI Corporation
(Exact Name of Registrant as Specified in Charter)

North Carolina	000-28539	56-1362926
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

13760 Noel Road, Suite 830
Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 378-8992
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.
          On October 9, 2009, DRI Corporation (the “Company”) amended its Articles of Incorporation by filing a Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of North Carolina designating Seven Hundred (700) shares of the Company’s authorized preferred stock as “Series K Senior Convertible Preferred Stock” (the “Series K Preferred Stock”). No shares of Series K Preferred Stock have been issued as of the date hereof. The general terms of the Series K Preferred Stock are summarized below.
          Dividends. The Series K Preferred Stock will accrue dividends quarterly at the rate of nine and one-half percent (9-1/2%) per annum on the Liquidation Preference (as defined below), compounded quarterly, and will be payable on December 15, March 15, June 15 and September 15 of each year. Dividends on the Series K Preferred Stock will be payable in cash or additional shares of Series K Preferred Stock, at the option of each Series K Preferred Stock holder, which option shall be designated in writing on an annual basis before December 1 of each year and, if not otherwise designated, shall be payable in cash. With respect to the payment of dividends, the Series K Preferred Stock shall rank prior and superior to the Company’s Series AAA Preferred Stock, Series E Redeemable Nonvoting Convertible Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series J Convertible Preferred Stock, and Common Stock (collectively, the “Junior Stock”).
          Voting. The holders of the Series K Preferred Stock will be entitled to vote with the holders of the Common Stock as a single class on any matters on which the holders of the Common Stock are entitled to vote. The holders of the Series K Preferred Stock will be entitled to a number of votes equal to the quotient obtained by dividing the Liquidation Preference by $3.00. If all 700 authorized shares of the Series K Preferred Stock were issued and outstanding as of the date hereof, the holders of these shares would be entitled to cast approximately 1,166,200 votes on an as-converted basis, representing approximately 8.3% of the total voting power of the Company.
          Liquidation. The liquidation preference for the Series K Preferred Stock is currently $5,000 per share (the “Liquidation Preference”). The Series K Preferred Stock ranks prior and superior to the Junior Stock.
          Redemption. The holders of the Series K Preferred Stock will not have a right to cause the Company to redeem their shares. However, the Company will have the right, but not the obligation, to redeem all or any portion of the outstanding shares of Series K Preferred Stock. The redemption price to be paid by the Company for any shares of Series K Preferred Stock will be equal to the Liquidation Preference for those shares, plus the cash value of all accrued but unpaid dividends thereon.
          Optional Conversion. At the option of the holder, any or all outstanding shares of Series K Preferred Stock may be converted into a number of fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock received upon conversion will be determined by multiplying the number of Series K Preferred Stock to be converted by a fraction, the numerator of which is the Liquidation Preference plus all accrued but unpaid dividends on such shares, and the denominator of which is the conversion price then in effect for the Series K Preferred Stock. Currently, the conversion price for the Series K Preferred Stock is $3.00 per share. The conversion price will be subject to adjustments upon the occurrence of stock splits, stock dividends, consolidations, reclassifications, exchanges and substitutions. If all 700 authorized shares of Series K Preferred Stock were issued and outstanding on the date hereof, they would be convertible into approximately 1,166,200 shares of Common Stock.
          Automatic Conversion. The outstanding shares of Series K Preferred Stock will automatically convert to shares of Common Stock if the closing bid price for the Common Stock on The Nasdaq Stock Market (or other exchange or market on which the Common Stock may be traded) for any consecutive twenty (20) day period exceeds $6.00.
          The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, which is filed as Exhibit 10.1 hereto.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d)      Exhibits.
10.1	Certificate of Designation of Series K Senior Convertible Preferred Stock of DRI Corporation.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.
Date: October 15, 2009

DRI CORPORATION
By:	/s/ Stephen P. Slay
Stephen P. Slay
Vice President, Chief Financial Officer, Treasurer, and Secretary